Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Sponsor and Trustee

SPDR® Gold Trust:

We consent to the incorporation by reference in the registration statement on Form S-3 of SPDR® Gold Trust (the “Trust”), of our reports with respect to the financial statements and the effectiveness of internal control over financial reporting dated November 25, 2019, which appear in the September 30, 2019 annual report on Form 10-K of the Trust. We also consent to the reference to our firm under the heading “Experts” in the above noted registration statement.

/s/ KPMG LLP

New York, New York
August 18, 2020